Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

Coeptis Therapeutics, Inc.

Wexford, Pennsylvania

We hereby consent to the use in this Form 1-A Regulation A Offering Statement of Coeptis Therapeutics, Inc. (formerly Coeptis Pharmaceuticals, Inc.) of our report dated May 10, 2021, related to the consolidated financial statements of Coeptis Therapeutics, Inc. as of December 31, 2020 and 2019 and for the years then ended. Our report on the consolidated financial statements included an explanatory paragraph expressing substantial doubt regarding Coeptis Therapeutics, Inc.'s ability to continue as a going concern.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

November 18, 2021